Exhibit 23.4

CONSENT OF INDEPENDENT AUDITOR

We consent to the use of our report, dated March 15, 2019, with respect to the combined balance sheets of the Cambridge Franchise Holdings Businesses as of December 31, 2017 and December 31, 2018 and the related combined statements of operations, net investment and cash flows for each of the fiscal years then ended, and the related notes, in this registration statement on Form S-4 of Carrols Holdco Inc., and to the reference to our firm under the caption “Experts” in the prospectus included in such registration statement.

/s/ Ballenthin, Funk & Johnson, LLP

Saint Paul, Minnesota

April 11, 2019